Exhibit 10.18

PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

DATED May 25, 2023

COMPAREASIA GROUP CAPITAL LIMITED

SECOND SUPPLEMENTAL DEED

in relation to

DEED POLL DATED OCTOBER 14, 2022,

AS AMENDED AND SUPPLEMENTED BY A SUPPLEMENTAL DEED DATED

DECEMBER 21, 2022

THIS SECOND SUPPLEMENTAL DEED (the “Deed”) is made on May 25, 2023

PARTY:

COMPAREASIA GROUP CAPITAL LIMITED, an exempted company duly incorporated under the laws of Cayman Islands with registration number 291749 and having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, grand Cayman KY1-9008, Cayman Islands (“Company”).

BACKGROUND

(A)

The Company issued a deed poll, dated October 14, 2022, as amended and supplemented by a supplemental deed dated December 21, 2022 (the “Initial Deed Poll”), in respect of the issuance of up to US$23,000,000 of fixed rate unsecured loan notes.

(B)	The Company now wishes to amend the Initial Deed Poll pursuant to the terms of this Deed.

(C)

Pursuant to the terms of the Initial Deed Poll, all or any of the rights for the time being attached to the Notes or other provisions of the Initial Deed Poll (including the Conditions) may only be altered or abrogated with the prior written consent of the Company and all Major Noteholders.

(D)	The Company has received the prior written consent of all Major Noteholders to amend the Initial Deed Poll pursuant to the terms of this Deed.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Deed.

Effective Date: means the date of this Deed.

1.2	Construction

(a)	The words and expressions defined in the Initial Deed Poll, unless expressly defined in this Deed, have the same meaning in this Deed.

(b)

Save as set out in this Deed, the provisions of clause 1.2 to clause 1.17 and clause 14 (Enforcement and Third Party Rights) of the Initial Deed Poll apply to this Deed as though they were set out in full in this Deed, except that references therein to “this Deed” will be construed as references to this Deed.

2.	AMENDMENT OF THE INITIAL DEED POLL

2.1	With effect on and from the date of the Effective Date, the Initial Deed Poll shall be amended and supplemented for all purposes and be read, construed and interpreted throughout as if or so that:

(a)	the following definition shall be inserted after the definition of “PIK Notes” in Clause 1.1:

“Prepayment Notice: has the meaning given to it in Clause 6.1(b).”;

(b)	clause 1.15(d) of the Initial Deed Poll shall be deleted in its entirety and is substituted therefor as follows:

“(d) repayment includes (as the context requires) prepayment and redemption and vice versa, and the words prepay, repay, redeem, repayable, redeemed, prepaid and repaid shall be construed accordingly;”;

(c)	clause 6 of the Initial Deed Poll shall be deleted in its entirety and is substituted therefor as follows:

“6. PREPAYMENT OF NOTES

6.1

(a) The Company shall prepay the Notes (or the relevant Notes only) in accordance with Part 1 of Schedule 2 if it is or becomes unlawful for the Notes (or the relevant Notes only) to remain outstanding, as confirmed by a written legal opinion (addressed to the Company and furnished by the Company to the Noteholders upon request) from reputable outside legal counsel to the Company.

(b) The Company may, if it gives the Noteholders not less than 3 Business Days’ (or such shorter period as the Major Noteholders may agree) prior notice (a “Prepayment Notice”), prepay all or any outstanding Notes on the date specified in the Prepayment Notice in accordance with Part 1 of Schedule 2, provided that, if all outstanding Notes are not being prepaid pursuant to a Prepayment Notice, then any prepayment being made pursuant to that Prepayment Notice shall be applied pro rata among the Noteholders.”; and

(d)	Part 1 of Schedule 2 of the Initial Deed Poll shall be deleted in its entirety and is substituted therefor by the Schedule attached hereto.

2.2

Each Noteholder shall be bound by the terms and conditions of the Notes issued under the Initial Deed Poll as amended by this Deed, and that any reference to the Initial Deed Poll (unless the context may otherwise require) shall be deemed to be reference to the Initial Deed Poll as amended by this Deed.

3.	SUPPLEMENT TO THE INITIAL DEED POLL

3.1

This Deed shall be supplemental to the Initial Deed Poll, and shall form an integral part of, and be read together with, the Initial Deed Poll. All the provisions of the Initial Deed Poll shall remain valid and binding on the parties and save for the amendments and supplemental terms and conditions made under this Deed, all the provisions of the Initial Deed Poll shall remain unchanged and continue in full force and effect.

4.	GOVERNING LAW AND ARBITRATION

4.1

This Deed and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of Hong Kong.

4.2

Any dispute, controversy, difference or claim arising out of or relating to this Deed and the Notes, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be that stated in Clause 4.1. The seat of this arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.Notwithstanding the foregoing, nothing in this clause shall prevent any party seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings from any court of competent jurisdiction.

4.3

Notwithstanding the foregoing, nothing in this Clause shall prevent any party seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings from any court of competent jurisdiction.

This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by CompareAsia Group Capital Limited acting by Shaun Kraft, as authorised signatory, in the presence of:	/s/ Shaun Kraft
SIGNATURE OF AUTHORISED SIGNATORY

/s/ [****]
SIGNATURE OF WITNESS
NAME: [****]
ADDRESS: [****]
OCCUPATION OF WITNESS: [****]

[Signature Page - Second Supplemental Deed to the Deed Poll]

SCHEDULE

Schedule 2 The Conditions

Part 1. Interest, repayment and redemption

1.	INTEREST

1.1	Interest shall accrue in arrears on the Principal Amount of each outstanding Note at the applicable Interest Rate.

1.2

Interest so accrued shall be payable on each Interest Date by the Company by way of issuance to the Noteholders of PIK Notes in the same form as the Notes and with a principal value equal to the amount of interest so accrued during the corresponding Interest Period. Such PIK Notes shall be deemed to have been issued on such Interest Date and shall themselves accrue interest at the applicable Interest Rate in accordance with this Condition which, for the avoidance of doubt, shall also be deemed to be issued as PIK Notes. Issuance of PIK Notes under and in accordance with this Condition shall be in full satisfaction of the interest to which such issuance relates. Promptly following the issuance of PIK Notes pursuant to this paragraph 1.2, the Company shall update the Register to reflect such issuance and deliver a Certificate with respect to such PIK Notes to the Noteholders.

1.3	Interest shall accrue daily at the Interest Rate and shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

1.4	If the Company fails to pay redemption monies when due, interest shall continue to accrue on the unpaid amount at the applicable Interest Rate plus 1 per cent..

2.	REPAYMENT OF PRINCIPAL AND UNPAID INTEREST

2.1	The Notes shall be redeemed in accordance with paragraph 2.2 below:

(a)	on the Redemption Date;

(b)	in respect of the relevant Notes only, on the date specified in the relevant Prepayment Notice; or

(c)

in respect of the relevant Notes only, if it is or becomes unlawful for such Notes to remain outstanding, as confirmed by a written legal opinion (addressed to the Company and furnished by the Company to the Noteholders upon request) from reputable outside legal counsel to the Company, on the date on which such event occurs.

2.2

The Company shall, subject to paragraph 5.1 of Part 1 of Schedule 2, pay to each Noteholder an amount (in US$) equal to: (a) the aggregate Principal Amount of such outstanding Notes (for the avoidance of doubt, including the PIK Notes) held by such Noteholder; and (b) any accrued but unpaid interest.

3.	TIME OF PAYMENT

Whenever any payment of principal (or otherwise) becomes due on a day which is not a Business Day, payment shall be made on the next following Business Day.

4.	EVENT OF DEFAULT

4.1	The Company shall notify the Noteholders immediately if it becomes aware of the occurrence of an Event of Default.

4.2

On and at any time after the occurrence of an Event of Default which is Continuing, the Major Noteholders may by written notice to the Company declare the Notes be immediately due and payable and on receipt of such notice the Company shall, subject to paragraph 5.1 of Part 1 of Schedule 2, pay to each Noteholder an amount (in US$) equal to:

(a)	the aggregate Principal Amount of such outstanding Notes (for the avoidance of doubt, including the PIK Notes) held by such Noteholder; and

(b)	any accrued but unpaid interest.

5.	ACTION ON REDEMPTION

5.1

A Noteholder whose Note is due to be redeemed shall, not later than the due date for redemption, deliver to the Company the Certificate for the Note for cancellation (or, in the respect of lost or destroyed Certificates, an indemnity in a form satisfactory to the Company (acting reasonably)). Following delivery and against a receipt (if the Company so requires) for the moneys payable in respect of the Note, the Company shall pay to the Noteholder those moneys due to him on the due date for redemption of such Note to the account notified to the Company by the Noteholder not less than 3 Business Days prior to the redemption date.

5.2	If, on redemption of a Note, a Noteholder fails to deliver the Certificate for it (or an indemnity in accordance with these Conditions) or to accept payment of moneys due to him:

(a)

the Company shall pay the moneys due to such Noteholder into a bank account and, subject to the remainder of this paragraph 5.2, upon reasonable notice to the Company, the relevant Noteholder may request the moneys in such bank account and the Company shall procure that the moneys in such bank account are paid to the Noteholder;

(b)

the payment of an amount into a bank account pursuant to sub-paragraph 5.2(a) above does not constitute the Company a trustee in respect of the amount and is deemed for all purposes to be a payment to the Noteholder and such payment shall discharge the Company from all further obligations in respect of the Note;

(c)	the Company is not responsible for the safe custody of the amount or related interest (if any);

(d)	subject to sub-paragraph 5.2(e) below, the Company is, and the Noteholder is not, entitled to interest accrued on the amount; and

(e)	if the amount remains unclaimed:

(i)	in respect of interest on a Note, after a period of five years; and

(ii)	in respect of the Principal Amount of a Note, after a period of ten years,

in each case, from the date of payment of the amount into the bank account, the Noteholder ceases to be entitled to the amount and it shall then belong to the Company.

5.3	The Company shall cancel any Notes repaid, redeemed or purchased and shall not reissue them.

6.	TAX GROSS-UP

6.1

All payments to be made by the Company to any Noteholder under the Notes or the Deed shall be made free and clear of and without any Tax Deduction unless it is required to make a Tax Deduction pursuant to applicable law, in which case the sum payable by it (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Noteholder receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

6.2

The Company shall promptly upon becoming aware that the Company must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the relevant Noteholder accordingly. Similarly, a Noteholder shall notify the Company on becoming so aware in respect of a payment payable to that Noteholder.

6.3

If the Company is required to make a Tax Deduction, it will make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

6.4

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Noteholder entitled to the payment evidence reasonably satisfactory to that Noteholder that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

6.5

All amounts set out or expressed to be payable to a Noteholder shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Noteholder to the Company in connection with this Deed, the Company shall pay to that Noteholder (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

6.6

Where the Company is required to reimburse or indemnify a Noteholder for any costs or expenses, the Company shall also at the same time pay and indemnify that Noteholder against all Indirect Tax incurred by that Noteholder in respect of the costs or expenses to the extent that that Noteholder reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

6.7

Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment.

6.8	In this paragraph 6 of Part 1 of Schedule 2:

“Code” means the U.S. Internal Revenue Code of 1986.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under the Notes or the Deed required by FATCA.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under the Notes or the Deed, other than a FATCA Deduction.